PRESS RELEASE

Date:	April 15, 2008

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	Tim McArdle, Senior Vice President and Treasurer of
MutualFirst Financial, Inc. (765) 747-2818

MutualFirst Announces First Quarter 2008 Earnings

 Muncie, Indiana - MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of Mutual Federal Savings Bank (the “Bank”), announced today that net income for the first quarter ended March 31, 2008 was $1.2 million, or $.30 for basic and diluted earnings per share. This compared to net income for the same period in 2007 of $1.0 million, or $.25 for basic and diluted earnings per share. Annualized return on assets was .51% and return on average tangible equity was 6.80% for the first quarter of 2008 compared to .44% and 5.79% respectively, for the same period of last year. The comparative enhancement of income for the three month period was primarily due to an expanding net interest margin and a mandatory redemption of Visa stock as discussed below. Basic and diluted earnings per share without the one time mandatory redemption of Visa stock was $.28. “We are pleased with the financial results to begin 2008. We continue to operate in a difficult credit environment, however, we believe we are effectively managing this environment,” Dave Heeter, President and CEO of MutualFirst said.

Assets totaled $960.1 million at March 31, 2008, a decrease from December 31, 2007 of $2.4 million, or 0.2%. Gross loans, excluding loans held for sale, decreased $9.0 million, or 1.0%. Consumer loans decreased $5.2 million or 2.3%, and commercial loans increased $4.9 million, or 3.5%, while residential mortgage loans held in the portfolio decreased $8.7 million, or 2.0%. Residential mortgage loans held for sale increased $574,000 and mortgage loans sold during the quarter totaled $14.0 million compared to $5.0 million sold in the first quarter of last year. First quarter seasonality on consumer loans and mortgage loan sales are the primary reasons for the decreased loan balances. Investment securities available for sale increased $889,000, or 2.0%.

Allowance for loan losses was $8.4 million at March 31, 2008, an increase of $88,000 from December 31, 2007. Net charge offs for the quarter ended March 31, 2008 were $524,000 or .26% of average loans on an annualized basis compared to $269,000, or .13% of average loans for the comparable period in 2007. The increase was primarily due to a $200,000 commercial business loan recovery in the first quarter 2007 which was not duplicated in first quarter 2008. On a linked quarter basis net charge offs decreased from .33% of average loans on an annualized basis as of December 31, 2007 compared to .26% as of March 31, 2008. The allowance for loan losses as a percentage of non-performing loans and total loans was 73.14% and 1.05%, respectively at March 31, 2008, compared to 79.72% and 1.03%, respectively at December 31, 2007. CEO Heeter commented, “We continue to closely monitor the quality in our loan portfolio. We were pleased to have lower charge offs in the first quarter of 2008 when compared to the fourth quarter of 2007.”

Total deposits were $678.1 million at March 31, 2008 an increase of $11.7 million, or 1.8% from December 31, 2007. This increase was due primarily to increases in core demand, money market and savings deposits of $11.2 million. Total borrowings decreased $14.5 million to $182.2 million at March 31, 2008 from $196.6 million at December 31, 2007 primarily due to the payment of several maturing and variable rate FHLB advances.

Stockholders’ equity was $86.8 million at March 31, 2008, a decrease of $259,000, or 0.3% from December 31, 2007. The repurchase of 47,000 shares of common stock for $629,000 and dividend payments of $667,000 were partially offset by net income of $1.2 million and Employee Stock Ownership Plan (ESOP) and RRP shares earned of $113,000. Also, the market value of securities available for sale compared to their book value decreased $291,000 from a loss of $414,000 at December 31, 2007 to a loss of $706,000 at March 31, 2008.

Net interest income before the provision for loan losses increased $365,000 from $6.0 million for the three months ended March 31, 2007 to $6.4 million for the three months ended March 31, 2008. The primary reason for the increase was a 15 basis point increase in the net interest margin to 2.94% compared to 2.79% for the first quarter 2007, reflecting the Bank’s liability sensitive nature, as short term interest rates declined and average interest-earning assets increased $5.6 million, or 0.7%. On a linked quarter basis, net interest margin increased to 2.94% for the three months ended March 31, 2008 compared to 2.84% for the three months ended December 31, 2007.

The provision for loan losses for the first quarter of 2008 was $612,000, increased from $332,000 for last year’s comparable period. The increase was due to increased net charge offs and increased delinquency over the comparable period in 2007. On a linked quarter basis, the provision for loan losses decreased $231,000 primarily due to lower charge offs as discussed above. Non-performing loans to total loans at March 31, 2008 were 1.44% compared to 1.29% at December 31, 2007. This increase in non-performing loans was primarily due an increased level of residential property and consumer related loans. Non-performing assets to total assets were 1.47% at March 31, 2008 compared to 1.35% at December 31, 2007.

Non-interest income increased $387,000 to $2.1 million, or 22.3% for the three months ended March 31, 2008 compared to the same period in 2007. The increase was primarily due to increases in service fees on transaction accounts of $95,000, or 8.9%, increases in gains on sales and servicing of loans sold of $119,000, or 130.8%, increases in commission income of $95,000, or 48.2% and increases in other income of $136,000 due primarily to the mandatory redemption of Visa stock of $137,000. These increases were partially offset by a decrease in cash surrender value of life insurance of $61,000, or 18.1% primarily due to lower market rates. On a linked quarter basis, non-interest income increased $40,000.

Non-interest expense increased to $6.5 million for the three months ended March 31, 2008 compared to $6.2 million for the same period in 2007. Increases in current quarter non-interest expense compared to the same period in 2007 include increases in salaries and employee benefits of $179,000 primarily due to a new branch opening and annual salary adjustments, increases in occupancy expense of $90,000 primarily due to a new branch in Elkhart County, Indiana, increases in professional fees of $30,000 primarily due to the pending acquisition of MFB Corp., and increases in marketing expense of $21,000. These decreases were partially offset by decreased other expenses of $48,000. On a linked quarter basis, non-interest expense decreased $31,000.

Income tax expense increased $18,000 for the three months ended March 31, 2008 compared to the same period in 2007 due to increased taxable income. The effective tax rate decreased from 11.3% to 11.1% due to an increased percentage of non-taxable income to taxable income when comparing the first quarter of 2007 and the first quarter of 2008, respectively.

MutualFirst Financial, Inc. and Mutual Federal Savings Bank are headquartered in Muncie, Indiana with twenty-two full service offices in Delaware, Elkhart, Grant, Kosciusko, Randolph and Wabash counties.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST FINANCIAL INC.

	31-Mar	31-Dec
Selected Financial Condition Data(Unaudited):	2008	2007
	(000)	(000)

Total Assets	$960,126	$962,517

Cash and cash equivalents	29,075	23,648

Loans held for sale	2,219	1,645

Loans receivable, net	791,972	802,436

Investment securities available for sale, at fair value	44,581	43,692

Total deposits	678,097	666,407

Total borrowings	182,166	196,638

Total stockholders' equity	86,755	87,014

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	31-Mar	31-Dec	31-Mar
Selected Operations Data (Unaudited):	2008	2007	2007
	(000)	(000)	(000)

Total interest income	$13,757	$14,380	$13,809
Total interest expense	7,397	8,195	7,814

Net interest income	6,360	6,185	5,995
Provision for loan losses	612	843	332
Net interest income after provision
for loan losses	5,748	5,342	5,663

Non-interest income
Fees and service charges	1,159	1,256	1,064
Equity in losses of limited partnerships	(24)	(24)	(27)
Commissions	292	242	197
Net gain on loan sales and servicing	210	195	91
Increase in cash surrender value of life insurance	277	278	338
Other income	206	133	70
Total non-interest income	2,120	2,080	1,733

Non-interest expense
Salaries and benefits	3,818	3,832	3,639
Occupancy and equipment	998	923	908
Data processing fees	267	245	256
Professional fees	209	232	179
Marketing	230	277	209
Other expenses	980	1,024	1,028
Total non-interest expense	6,502	6,533	6,219

Income before taxes	1,366	889	1,177
Income tax provision (benefit)	151	(4)	133
Net income	$1,215	$893	$1,044

Average Balances, Net Interest Income, Yield Earned and Rates Paid

		Three			Three
		mos ended			mos ended
		3/31/2008			3/31/2007
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$5,053	$25	1.98%	$2,963	$27	3.64%
Mortgage-backed securities:
Available-for-sale	11,539	158	5.48	9,696	117	4.83
Investment securities:
Available-for-sale	32,732	406	4.96	30,759	388	5.05
Loans receivable	806,593	13,049	6.47	807,217	13,150	6.52
Stock in FHLB of Indianapolis	10,289	119	4.63	9,938	127	5.11
Total interest-earning assets (3)	866,206	13,757	6.35	860,573	13,809	6.42
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	88,429			86,409
Total assets	$954,635			$946,982

Interest-Bearing Liabilities:
Demand and NOW accounts	$128,790	$514	1.60%	$119,243	674	2.26
Savings deposits	52,608	69	0.52	56,943	70	0.49
Money market accounts	22,704	110	1.94	26,338	155	2.35
Certificate accounts	428,373	4,615	4.31	447,376	5,098	4.56
Total deposits	632,475	5,308	3.36	649,900	5,997	3.69
Borrowings	172,793	2,089	4.84	146,038	1,817	4.98
Total interest-bearing accounts	805,268	7,397	3.67	795,938	7,814	3.93
Non-interest bearing deposit accounts	48,320			49,269
Other liabilities	14,421			14,684
Total liabilities	868,009			859,891
Stockholders' equity	86,626			87,091
Total liabilities and stockholders' equity	$954,635			$946,982

Net earning assets	$60,938			$64,635

Net interest income		$6,360			$5,995

Net interest rate spread			2.68%			2.49%

Net yield on average interest-earning assets			2.94%			2.79%

Average interest-earning assets to
average interest-bearing liabilities			107.57%			108.12%

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	31-Mar	31-Dec	31-Mar
Selected Financial Ratios and Other Financial Data (Unaudited):	2008	2007	2007

Share and per share data:
Average common shares outstanding
Basic	4,003,509	4,063,357	4,129,925
Diluted	4,003,509	4,089,234	4,197,120
Per share:
Basic earnings	$0.30	$0.22	$0.25
Diluted earnings	$0.30	$0.22	$0.25
Dividends	$0.16	$0.15	$0.15

Dividend payout ratio	53.33%	68.18%	60.00%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.51%	0.37%	0.44%
Return on average tangible equity (ratio of net
income to average tangible equity)(1)	6.80%	4.96%	5.79%
Interest rate spread information:
Average during the period(1)	2.68%	2.56%	2.49%

Net interest margin(1)(2)	2.94%	2.84%	2.79%

Efficiency Ratio	76.67%	79.04%	80.47%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	107.57%	107.44%	108.12%

Allowance for loan losses:
Balance beginning of period	$8,352	$8,181	$8,156
Charge offs:
One- to four- family	2	101	120
Multi-family	0	0	0
Commercial real estate	31	18	0
Construction or development	0	0	0
Consumer loans	548	672	413
Commercial business loans	30	0	0
Sub-total	611	791	533

Recoveries:
One- to four- family	2	64	0
Multi-family	0	0	0
Commercial real estate	0	0	0
Construction or development	0	0	0
Consumer loans	28	55	64
Commercial business loans	57	0	200
Sub-total	87	119	264

Net charge offs	524	672	269
Additions charged to operations	612	843	332
Balance end of period	$8,440	$8,352	$8,219

Net loan charge-offs to average loans (1)	0.26%	0.33%	0.13%

	March 31,	December 31,	March 31,
	2008	2007	2007

Total shares outstanding	4,179,879	4,226,638	4,357,130
Tangible book value per share	$17.13	$16.99	$16.58

Nonperforming assets (000's)
Loans: Non-accrual	$10,625	$8,949	$5,144
Accruing loans past due 90 days or more	809	1,421	48
Restructured loans	106	107	111
Total nonperforming loans	11,540	10,477	5,303
Real estate owned	1,478	1,364	1,003
Other repossessed assets	1,120	1,137	1,254
Total nonperforming assets	$14,138	$12,978	$7,560

Asset Quality Ratios:
Non-performing assets to total assets	1.47%	1.35%	0.80%
Non-performing loans to total loans	1.44%	1.29%	0.66%
Allowance for loan losses to non-performing loans	73.14%	79.72%	154.99%
Allowance for loan losses to loans receivable	1.05%	1.03%	1.02%

(1) Ratios for the three month period have been annualized.

(2) Net interest income divided by average interest earning assets.

(3) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.